Exhibit 10.1

INTERNAP NETWORK SERVICES CORPORATION
2014 SHORT TERM INCENTIVE PLAN

Establishment of Plan

Internap Network Services Corporation (the “Company”) has established the 2014 Short Term Incentive Plan (the “2014 Plan”) to provide for the award of cash bonuses to eligible participants based, in part, upon the financial performance of the Company in the fiscal year ended December 31, 2014. The 2014 Plan supersedes all prior versions of any short term incentive plan or other similar bonus plan but does not supersede the Company’s Employment Security Plan or any Employment Security Agreement or any terms thereof.

Purpose of 2014 Plan

The purpose of the 2014 Plan is to:

●	Align participants’ actions with the accomplishment of key corporate financial and operational goals;
●	Encourage and reward individuals, as applicable, for the achievement of specific personal and/or business unit objectives in support of the corporate financial and operational goals; and
●	Provide a range of incentive compensation opportunities for each position.

Effective Date

The 2014 Plan is effective as of January 1, 2014 and will expire on December 31, 2014 if not sooner terminated as provided herein.

Administration

The Compensation Committee (the “Committee”) of the Board of Directors administers the 2014 Plan. The Committee may delegate any functions to designated individuals who may be employees of the Company.  Except as limited herein, the Committee has full authority and discretion to interpret the 2014 Plan and to make all other determinations deemed necessary or advisable for the administration of the 2014 Plan. All disputes associated with interpretation of the 2014 Plan or awards hereunder shall be submitted to the Senior Vice President of Human Resources.

Participation

Eligibility to participate in the 2014 Plan for Section 16 officers (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934) is at the discretion of the Committee.  Eligibility to participate in the 2014 Plan for all other employees is at the discretion and invitation of the Chief Executive Officer.  Employees participating in the 2014 Sales Incentive Plan for Commissionable Sales Professionals, or any other operational sales incentive Plan, are not eligible to participate in the 2014 Plan.

Employees joining the Company after January 1, 2014 may be eligible to participate in the 2014 Plan in the Committee’s discretion (in the case of Section 16 officers) or the Chief Executive Officer’s discretion (in the case of other employees). Any award made to an employee who participates for less than the full year will be prorated based on the employee’s partial year service.

Key Terms and Definitions

Awards are based on achievement of individual and/or corporate goals. Individual goals are specific and predefined for each participant (“Individual Targets”) below the level of Senior Vice President (SVP). Corporate goals are specific Bookings Net of Churn (BNoC), Revenue and EBITDA targets approved by the Committee (each, a “Corporate Financial Target”).

The split between Corporate Financial Targets and Individual Targets differs by position.  The following table reflects the weightings of each component for each position:

	STIP Incentive Compensation Weighting % By Position
Objective	CEO/CFO/SVP’s	Non-BU VP’s	BU VP’s & All other Staff
Corp. Financial Tgt: Bookings net of Churn	30%	20%	15%
Corp. Financial Tgt: Revenue	30%	20%	15%
Corp. Financial Tgt: EBITDA	40%	30%	20%
Individual Tgts: (1-3)	0%	30%	50%
Total at Target	100%	100%	100%

The table below identifies the target incentives as a percentage of Base Salary based on a participant’s position and the split between Corporate Financial Targets and Individual Targets.  At the CEO/CFO/SVP level, the maximum STIP payout can equal up to 2 times the target incentive based on the achievement of stretch Corporate Financial Targets.

Position Grouping	Target Incentive (Varies by Role)	Corporate Financial Targets	Individual Targets
CEO/CFO/SVP	Up to 100%	100%	n/a
Non- BU Vice Presidents	Up to 50%	70%	30%
Business Unit Vice Presidents	Up to 50%	50%	50%
Directors and other exempt employees	Up to 25%	50%	50%
Non-exempt employees	Up to 10%	Discretionary	Discretionary

Base Salary is defined as actual base salary earned during 2014, which would exclude any bonuses, incentives or other allowances which may have been earned or received during 2014.

Determination and Payment of Awards

The Committee has sole discretion to determine awards relative to Corporate Financial Targets for all participants after consideration of any recommendation by the Chief Executive Officer.  The Committee recommends to the full Board of Directors, for their approval, any award to the Chief Executive Officer.

Any awards of the Individual Target component for participants is based on management’s assessment of the level of achievement of the participant’s specific Individual Targets.

Manner and Timing of Awards

All awards granted pursuant to the 2014 Plan shall be paid in cash (local currency).  If the Committee determines to pay an award, the Company will make any such award not later than March 15, 2015.

Recoupment of Awards

If the Committee determines that any 2014 Plan participant has engaged in fraud or intentional misconduct that has caused a restatement of the Company’s financial statements, the Committee will review the STIP award received or to be received by that participant on the basis of the Company’s performance during the periods affected by the restatement.  If the STIP award would have been lower if it had been based on the restated results, the Committee may seek recoupment of the STIP award.

Termination of Employment

In order to earn an award, a participant must be employed by the Company on the date of award. If a participant is no longer an employee, for whatever reason, on the date awards from the 2014 Plan are paid, the participant shall not be deemed to have earned any award under the 2014 Plan and shall not receive any award under the 2014 Plan. If, before the date awards from the 2014 Plan are paid, a participant has provided notice of intent to terminate employment or the Company has notified a participant that the participant’s employment will terminate, the participant shall not be deemed to have earned any award under the 2014 Plan and shall not receive any award under the 2014 Plan.

If an employee dies or becomes disabled before the date awards from the 2014 Plan are paid, the Committee may, at its discretion, determine whether the participant has earned any award under the 2014 Plan.  If the Committee determines that such participant has earned an award and that the Company will pay an award, the Company will make any such award not later than March 15, 2014.

In no event will awards under this 2014 Plan be either postponed or accelerated in the event of termination of employment, except as provided herein.

Plan Termination and Amendment

The Committee may amend, modify, terminate or suspend operation of the 2014 Plan at any time. Notice of any such changes will be communicated to participants. In no event, however, will awards under the 2014 Plan be either postponed or accelerated in the event that the 2014 Plan is terminated.

General Provisions

Benefits Not Guaranteed. Neither the establishment of the 2014 Plan nor participation in the 2014 Plan shall provide any guarantee or other assurance that an award will be payable under the 2014 Plan. There is no obligation of uniformity of treatment of employees or participants under the 2014 Plan.

No Employment Right. Participation in the 2014 Plan does not constitute a commitment, guarantee or agreement that the Company will continue to employ any individual and this 2014 Plan shall not be construed or applied as an employment contract or obligation.

Governing Law. The validity, construction and effect of the 2014 Plan shall be determined in accordance with the laws of the State of Georgia without giving effect to conflicts of law principles.

Severability. The provisions of the 2014 Plan are severable. If any provision is determined to be unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from the 2014 to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.